Exhibit 10.1
ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into as of the 3rd day of April, 2006, by and among SHELTON DEVELOPMENT CO — MEMPHIS, LLC, a Louisiana limited liability company qualified and registered to do business in the State of Tennessee (f/k/a “Shelton Development Company-Bastrop, L.L.C.”) (“Memphis LLC”), SHELTON DEVELOPMENT COMPANY — NASHVILLE, LLC, a Louisiana limited liability company qualified and registered to do business in the State of Tennessee (“Nashville LLC”), and SHELTON DEVELOPMENT COMPANY — MISSISSIPPI, LLC, a Louisiana limited liability company qualified and registered to do business in the State of Mississippi (f/k/a “Shelton Development Company-Horn Lake, L.L.C.”) (“Mississippi LLC”) (Memphis LLC, Nashville LLC and Mississippi LLC are hereinafter sometimes referred to jointly and severally, as “Seller”), MICHAEL A. SHELTON, a Louisiana resident (“Michael”) and MELISSA KAY SHELTON, a Louisiana resident (“Melissa”) (Melissa and Michael are hereinafter sometimes referred to jointly and severally as a “Principal” or “Principals”), and AFC ENTERPRISES, INC., a Minnesota corporation (“Purchaser”).
WITNESSETH:
     WHEREAS, Purchaser, operates and grants franchises for the operation of fast food restaurants (“Popeyes Restaurants”) under the names “Popeyes” and “Popeyes Chicken & Biscuits” and certain other trademarks, service marks, trade names and logos (collectively, the “Marks”) pursuant to a proprietary system (the “System”) which includes, without limitation, the Marks and certain distinctive exterior and interior layouts, designs and color schemes, special recipes, menus and food and beverage items, and operating procedures; and
     WHEREAS, Seller owns and operates thirteen (13) Popeyes Restaurants (collectively, the “Sale Restaurants”) at the locations (collectively, the “Premises”) set forth in Exhibit A hereof pursuant to thirteen (13) System franchise agreements with Purchaser (the “Seller Franchise Agreements”); and
     WHEREAS, as identified and set forth on Exhibit A, Seller will (i) sell fee simple title to one (1) of the Premises to Purchaser (the “Fee Owned Premises”), (ii) lease the land underlying seven (7) of the Premises which are owned by Seller in fee simple to Purchaser (the “Seller Owned Premises”) and sell the buildings and improvements on the Seller Owned Premises to Purchaser, and (iii) assign all of Seller’s right, title and interest in and to Seller’s leases for five (5) of the Premises (the “Seller Leased Premises”) and sell the buildings and improvements on the Seller Leased Premises to Purchaser to the extent owned by Seller; and
     WHEREAS, Seller desires to sell the Sale Restaurants and all assets located on, used at the Premises in the operation of the Sale Restaurants, including without limitation, the buildings and improvements owned by Seller, to Purchaser; and
     WHEREAS, Seller and Purchaser desire to terminate the Franchise Agreements between the parties related to the Sale Restaurants, and amend those certain Development Agreements between Purchaser and Memphis LLC dated August 15, 2000 and July 10, 2002 (as amended, the “Development Agreements”), as set forth herein; and
     WHEREAS, contemporaneously with the closing of the Sale Restaurants as contemplated hereby, Seller and Purchaser desire to enter into a build-to-suit agreement and agree on a form of management agreement to be executed, if and as required, all upon the terms set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, Seller, Principals and Purchaser hereby mutually agree as follows:
     1. Purchase of Assets. On the terms and conditions hereinafter set forth, Seller shall transfer, sell, assign, convey and deliver unto Purchaser, all of Seller’s and its affiliates’ right, title and interest in and to the following assets located on or used at the Premises for the operation of the Sale Restaurants (collectively, the “Purchased Assets”), free and clear of any and all liens, claims, charges, pledges and other encumbrances other than the liens securing the Assumed Debt (as defined in Section 5 below), unless otherwise set forth below:
(i)	all buildings and leasehold improvements on the Fee Owned Premises, Seller Owned Premises and to the extent owned by Seller, on the Seller Leased Premises, and all furniture, fixtures, equipment and computer hardware and software (subject to any licensing restrictions in such software), supplies, light fixtures, restaurant equipment, credit card machines, art and decor, floor and wall coverings, signs, utensils, cleaning materials, boxed and unopened usable food and paper inventory, cash tills on hand in the Sale Restaurants, and other personal property, located on or used at the Premises, or which are otherwise necessary for the operation of the Sale Restaurants in the ordinary course of business;

(ii)	all of Seller’s and its affiliates rights under all contracts, leases, maintenance agreements relating to the Purchased Assets, Sale Restaurants or Premises under the agreements listed on Schedule 1(ii) hereof (the “Assumed Contracts”);

(iii)	such rights as Seller has to use all telephone and facsimile numbers currently used in connection with the operation of the Sale Restaurants at the Premises; and

(iv)	to the extent assignable, all licenses, timelines, approvals, permits, registrations and other similar rights obtained from governmental agencies or authorities relating to the Sale Restaurants or Premises, including, without limitation, those items set forth on Schedule 1(iv) hereof;

(v)	copies of all files, books and records related to the Purchased Assets or Premises or the operation of the Sale Restaurants;

(vi)	all claims, refunds, causes of action, counterclaims, choses in action, rights of recovery, rights of set off and rights of recoupment against any other person or entity related to the Purchased Assets, Sale Restaurants or Premises;

(vii)	all goodwill associated with the Sale Restaurants and Purchased Assets;

(viii)	the prepaid deposits and other items set forth on Schedule 1(viii) hereof;

(ix)	the Fee Owned Premises and all easements, rights, hereditaments, rights-of-way, fixtures and appurtenances thereto, subject only to the following “Permitted Liens”: (A) inchoate liens for taxes, assessments or governmental charges which are not yet due and payable and (B) the liens and encumbrances which secure the Assumed Debt;

(x)	all warranties related to the Purchased Assets, Sale Restaurants or Premises; and

(xi)	the Assigned Leases (as hereinafter defined).
     2. Purchase Price; Closing.
     (a) Purchase Price. In consideration for the Purchased Assets, Purchaser shall pay to Seller TWELVE MILLION THREE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($12,350,000.00) for the Purchased Assets, subject to adjustment as hereinafter provided (collectively, the “Purchase Price”). The Purchase Price shall be paid to Seller by (i) Purchaser’s assumption of the Assumed Debt in an approximate amount of $5,000,000, and (ii) the balance, less the Holdback (hereinafter defined), in cash by wire transfer to Seller for receipt on the Closing Date, to the U.S. domestic banking account of Seller as Seller may direct. The Purchase Price shall be increased by the amount of unopened and boxed, usable and saleable food and paper inventory and cash on hand and transferred to Purchaser on the Effective Date, in accordance with Section 6 below, and any such adjustments along with rents and other items shall adjust and be paid by wire transfer along with the cash balance of the Purchase Price. The “Holdback” shall be a portion of the Purchase Price equal to $500,000 and will be available for offset against indemnification and other obligations of Seller under this Agreement as follows: (i) $250,000 shall be held by Purchaser until the six (6) month anniversary of the Closing Date, whereupon any amount not so claimed against said principal of $250,000 shall be paid to the account of Seller by wire transfer as set forth above and (ii) the balance of the Holdback shall be held by Purchaser until the first (1st) anniversary of the Closing Date, whereupon any amount not so claimed against said balance shall be paid to the account of Seller by wire transfer as set forth above. The principal balance of the Holdback which is outstanding and not applied to any claim as set forth above shall bear simple interest at the rate of four percent (4%) per annum from and after the Closing Date and shall be paid in full by Purchaser on said first anniversary date along with the balance of the Holdback.
     (b) Closing. Unless otherwise agreed by the parties, the closing of the transaction contemplated by this Agreement (the “Closing”) shall take place on the date (the “Closing Date”) that is thirty (30) days after expiration of the Evaluation Period (as defined in Section 7 below), effective as of midnight on the Closing Date, so that all items of income and expense allocable to Closing Date shall be allocable to Seller and all items of income and expense allocable to the day after the consummation of the Closing (the “Effective Date”) and incurred in the ordinary course of business shall be allocable to Purchaser; provided, however, the parties may agree to proceed with Closing prior to those dates in which case the dates set forth above shall be adjusted accordingly. The Closing shall occur at the offices of Purchaser or of Purchaser’s counsel, Cohen Pollock Merlin Axelrod & Small, P.C., in Atlanta, Georgia (as Purchaser may elect), at 10:00 a.m. EST, on the Closing Date or at such other time and place as shall be agreed to by Purchaser and Seller. Purchaser and Seller shall share equally all escrow, recording and other fees of any escrow agent or title insurance company and its agent used to consummate the transactions contemplated by this Agreement. In the event the Closing does not timely occur, this Agreement shall terminate unless Seller and Purchaser mutually agree to extend the time for Closing. Seller shall grant possession of the Purchased Assets and Premises to Purchaser on the Effective Date.
     (c) Purchase Price Allocation. The Purchase Price shall be allocated among the Purchased Assets as set forth on Schedule 2(c) hereof. Seller and Purchaser shall file with its Federal income tax return for the taxable year that includes the date of Closing, a Form 8594 which shall disclose information consistent with this Section.
     3. Seller Franchise Agreements; Development Agreements; Management Agreement; Build-to-Suit Agreement.
     (a) Termination of Seller Franchise Agreements. On the Closing Date, Seller and Purchaser shall execute Purchaser’s standard franchise termination agreement for each of the Seller Franchise Agreements (the “Seller Franchise Termination Agreement”).
     (b) Amendment of Development Agreements. On the Closing Date, Seller and Memphis LLC shall execute an amendment to the Development Agreements to terminate all but eight (8) of Seller’s remaining development options, and to restructure the size of the development territory (the “Development Agreement Amendment”), the form of which shall be agreed upon by the parties during the Evaluation Period. The Development Agreement Amendment shall provide (i) Seller with a credit of $105,000 to be applied against future System opening franchise fees that would otherwise be due from Seller under the Development Agreements (and for purposes of such credit may be applied against any type of Popeyes Restaurants opened by Seller), (ii) if Memphis LLC develops, opens and operates two (2) “Super” Popeyes Restaurants (a new more capital intensive concept as defined by Purchaser) within the time deadlines set forth in the Development Agreements as amended by the Development Agreement Amendment (the “Outside Franchise Fee Waiver Date”), Purchaser will waive the franchise fees for those two (2) Super Popeyes Restaurants (the “First Two Super Units”), and (iii) provided that Memphis LLC opens and operates the First Two Super Units by the Outside Franchise Fee Waiver Date and as long as each Seller and its affiliates and the franchisee operator of the First Two Super Units is not otherwise in default under or in breach of any agreement with Purchaser, the royalty fee due under the standard System franchise agreements for the First Two Super Units shall be three percent (3%) of gross sales for the first three (3) years of the term of those franchise agreements, whereupon the royalty fees shall revert to the then standard royalty fee (currently 5%). For clarification, the foregoing franchise fee waivers and reduced royalty rates only apply to the First Two Super Units and only if they are opened and operated by Memphis LLC before the Outside Franchise Fee Waiver Date.
     (c) Management Agreement Related to Future Development. In the event Memphis LLC desires that Purchaser manage any of its Popeyes Restaurants developed pursuant to the Development Agreements, as amended by the Development Agreement Amendment, on the terms to be set forth therein, Purchaser and Memphis LLC shall negotiate a form of management agreement (using Purchaser’s standard management agreement form with mutually acceptable revisions to reflect the terms hereof) which shall, among other terms, provide for an annual management fee payable to Purchaser or its subsidiary for each of the managed Popeyes Restaurants, equal to the greater of (a) four percent (4%) of gross revenues per Popeyes Restaurant or (b) $25,000 per Popeyes Restaurant.
     (d) Build-to-Suit Future Development. Prior to expiration of the Evaluation Period, Purchaser and Memphis LLC shall negotiate a form of a build-to-suit agreement (the “Build-To-Suit Agreement”) that provides for the development by Memphis LLC, at Memphis LLC’s expense, of a restaurant at a site and pursuant to plans and specifications approved by Purchaser. Memphis LLC would develop up to three (3) restaurants in Nashville, TN, Memphis, TN and/or in another mutually agreed direct marketing area of Purchaser, to be opened within three (3) years of the Closing Date. Purchaser’s prior written consent would be required for each build-to-suit location (including specifically but without limitation, consent to the price of the land acquisition, the budget for the building construction, and all other related costs and conditions), and the parties would execute a separate Build-To-Suit Agreement for each respective site, prior to Purchaser having any responsibilities to Memphis LLC related to that site. The Build-To-Suit Agreement would provide for a lease in the form of the Seller Owned Premises Leases (as defined below) except that minimum rent would be calculated based on the then current market cap rate as reported in the “Restaurant Research Journal” published by Restaurant Research, LLC, or other mutually acceptable research source in the event that said Journal is no longer published or no longer publishes market cap rates. If Memphis LLC and Purchaser fail to agree on the form of Build-To-Suit Agreement prior to expiration of the Evaluation Period, then either party may terminate this Agreement until such time as both parties so agree on both forms.
4. Leases.
     (a) Seller Owned Premises. On the Closing Date, Seller and Purchaser shall enter into seven (7) lease agreements, each in the form of Exhibit B hereof (the “Seller Owned Premises Leases”), for the Seller Owned Premises. The minimum base rent for each of the Seller Owned Premises shall be as set forth on Exhibit A.
     (b) Seller Leased Premises. On the Closing Date, Seller and Purchaser shall enter into assignments, substantially in the form of Exhibit C hereof (the “Lease Assignments”), for the third party leases (the “Assigned Leases”) identified in Schedule 4(b) hereof and currently in effect for the Seller Leased Premises. Seller shall be responsible for obtaining any necessary landlord or lessor consents to permit the assignment of the Assigned Leases to Purchaser and shall pay any assignment, transfer or other costs incurred in connection therewith. Seller will assist and cooperate with Purchaser to extend the lease terms of the Assigned Leases so that Purchaser will have the right to at least twenty (20) years of remaining occupancy. Purchaser’s obtaining any such amendments to the Assigned Leases and landlord consents on terms acceptable to Purchaser shall be a condition of Purchaser’s obligations hereunder. If in the future Purchaser further assigns an Assigned Lease (a “Future Assignment”) and is released from liability under any of the Assigned Leases by virtue of the Lease Assignments, and the assignor under the Assigned Leases is not also released from any liability arising after the effective date of the Future Assignment, then Purchaser shall indemnify and hold such assignor (and Michael and/or Melissa if either has liability as a guarantor of any such Assigned Lease) harmless from and against any and all liability, cost and expense first arising under the Assigned Leases after the Future Assignment. The foregoing indemnification by Purchaser regarding a Future Assignment shall survive Closing.
     5. Limited Assumption of Debt and Contracts. At Closing, with respect to the Sale Restaurants only, Purchaser shall assume only the following obligations: (i) all liabilities and obligations of Seller in the ordinary course of business first arising on or after the Closing Date under the Assumed Contracts, and (ii) the existing indebtedness in favor of Wells Fargo and AMRESCO as identified on Schedule 5 attached hereto (collectively, the indebtedness described on Schedule 5 is herein referred to as the “Assumed Debt”), provided the outstanding principal amount of the Assumed Debt does not exceed $5,022,000 and is documented by instruments acceptable to Purchaser and may be transferred to and assumed by Purchaser by documents acceptable to Purchaser. Other than the Assumed Contracts and the Assumed

Debt, Purchaser shall not assume and is not assuming any existing or future liabilities, debts, obligations, accounts payable, lease obligations, contracts, warranties or agreements or other liabilities or obligations of Seller or its affiliates, regardless how such obligations may have arisen, including, without limitation, (i) any taxes or other governmental charges (including any taxes not yet due and payable which relate to periods prior to the Closing Date) which relate to periods prior to the Effective Date and (ii) any liabilities regarding independent contractors or employees of Seller, including without limitation liabilities for vacation pay, sick pay, severance pay, profit-sharing or pension plans, bonuses, or other employee benefit or “fringe benefit” arrangement, it being understood that Seller will terminate all of its employees and compensate its employees and be responsible for employment compensation for all periods prior to the Effective Date. Seller shall, as and when due, pay in full, all debts, liabilities, claims (both current and contingent) and obligations relating to the Sale Restaurants and the Purchased Assets allocable to Seller pursuant to the terms hereof. With respect to those Purchased Assets which secure indebtedness of Seller (other than the Assumed Debt), Seller shall obtain releases of all liens encumbering the Purchased Assets. Unless otherwise specifically provided for herein, all ordinary course of business expenses with respect to the operation of the Sale Restaurants not otherwise provided for herein which are paid or become payable after the Effective Date shall be allocated between Purchaser and Seller as of the Effective Date. Items relating to a time prior to the Effective Date shall be paid by Seller and those relating to a time thereafter shall be paid by Purchaser. At Closing, (i) Seller shall assign, convey and transfer to Purchaser all of Seller’s right, title and interest in and to the Assumed Contracts by an Assignment of Contracts substantially in the form of Exhibit D hereof and (ii) Purchaser shall assume the Assumed Debt by instruments acceptable to Purchaser.
     6. Inventory and Cash. Seller and Purchaser will take an inventory at the close of business on the Closing Date (the “Inventory Date”), of the cash tills and boxed and unopened saleable food and beverage inventory and the boxed and unopened usable paper inventory (collectively, the “Inventory”) on hand at the Premises and value same at Seller’s actual delivered cost. Inventory shall include only those items currently and customarily used in the conduct of business at the Sale Restaurants. The Purchase Price shall be increased on a dollar for dollar basis for Seller’s actual delivered cost of the Inventory. Seller and Purchaser shall acknowledge the actual amount and cost of the Inventory on an inventory acknowledgment (the “Inventory Acknowledgment”) in the form of Exhibit E attached hereto and made a part hereof on the Inventory Date. For the convenience of the parties at the Closing, the parties shall close on an estimated Inventory amount of $4,000 per Sale Restaurant (a total of $52,000) and shall then adjust such estimate outside of Closing after completion of the Inventory Acknowledgment. Seller and Purchaser shall make adjustments to the estimate based on such actual amount, within seven (7) days after the Closing Date. In the event the estimate was too low, then Purchaser shall pay Seller any deficiency and in the event the estimate was too high, Seller shall refund such surplus. Seller agrees to maintain adequate Inventory levels to meet requirements as outlined in the Popeyes Operations Standards manual through the Closing Date.
     7. Evaluation Period. (a) Purchaser and its agents, accountants and other representatives shall have the right to conduct Purchaser’s due diligence, review Seller’s books and records, perform lien searches, prepare surveys, flood certifications, appraisals, environmental record searches, and enter upon the Premises to inspect, examine, appraise, and otherwise do that which, in the opinion of Purchaser, is necessary to determine the condition of the Sale Restaurants, Premises and Purchased Assets, all at Purchaser’s sole cost and expense. Such evaluations may include, without limitation, the economic feasibility of these transactions, the viability and suitability of the Premises for the intended use, the physical condition of the Premises (including without limitation, reviewing any of Seller’s environmental reports, and conducting environmental studies), lease terms and requirements, the availability of necessary permits and other approvals, zoning, the condition and suitability of the Purchased Assets, Seller’s title to the Premises, human resources issues, IT and connectivity issues and costs, and any and all other matters that may be deemed significant to the Purchaser. Seller will cooperate with Purchaser in making requested records, title commitments, surveys, environmental reports, IT information, financial information, leases, personnel information, and other information reasonably requested by Purchaser available to Purchaser for due diligence purposes. Purchaser shall have free and complete access to all documentation, agreements and other information in the possession of Seller or any employee, agent or independent contractor of Seller pertaining to the ownership, use or operation of the Property, and Purchaser shall have the right to make copies of any such information at Purchaser’s expense. In the event that Purchaser, in its sole and absolute discretion, determines that the Premises, Sale Restaurants or Purchased Assets, for any reason or no reason whatsoever, are unsatisfactory to Purchaser, Purchaser shall have until 6:00 p.m., local time in Atlanta, Georgia on the ninetieth (90th) day from the date hereof (such ninety (90) day period being referred to herein as the “Evaluation Period”) to notify Seller in writing that Purchaser has elected to terminate this Agreement. In the event the expiration date of the Evaluation Period falls on a Saturday, Sunday or holiday, the expiration date of the Evaluation Period shall be extended until the next business day. Purchaser shall have the right to either shorten the duration of the Evaluation Period for an earlier Closing or extend the Evaluation Period up to two (2) times for a period of thirty (30) days each by written notice to Seller, and this right to so shorten or extend is absolute and not contingent upon Seller’s consent. Notwithstanding anything in this Agreement to the contrary, if Purchaser elects to terminate this Agreement pursuant to this Section 7, then Purchaser shall promptly deliver Ten Dollars ($10.00) to Seller, which amount Seller acknowledges and agrees is adequate consideration for the rights granted to Purchaser under this Agreement through the Evaluation Period, whereupon this Agreement shall be terminated and neither Purchaser nor Seller shall have any further rights or obligations hereunder other than those expressly intended to survive the termination of this Agreement.
     (b) Seller shall deliver to Purchaser the items listed below, within five (5) days after the date hereof:
     (i) Copies of all soils and environmental reports or inspections obtained by, prepared for or by, or discovered by Seller in connection with Seller’s acquisition or leasing of the Premises;
     (ii) Copies of all governmental approvals obtained by Seller in connection with its development, ownership and/or operation of the Premises, including, without limitation, certificates of occupancy as to all portions of the improvements occupied by Seller or any tenant, lessee or other occupant thereof;
     (iii) Copies of all boundary or topographic surveys, as-built surveys, subdivision plats and accompanying surveyor’s certificates prepared for Seller in connection with the Premises;
     (iv) Copies of all title certificates, title commitments or policies relating to the Premises and copies of all Permitted Liens and other matters scheduled or shown as exceptions to title or requirements thereon;
     (v) Copies of any agreements or restrictive covenants that affects the development, leasing or ownership of the Premises;

     (vi) A list of, and copies of, any and all agreements or instruments pertaining to the maintenance, management and/or operation of the Premises as currently conducted;
     (vii) Copies of all loan documents evidencing the Assumed Debt; and
     (viii) Those matters set forth on Schedule 7 hereof.
Seller shall also make available to Purchaser such other items actually in the possession of any Seller or its affiliate that are related to the operation of the Sale Restaurants that Purchaser may, from time to time reasonably request in connection with its inspections.
8. Costs, Expenses and Prorations.
     (a) Personal property taxes with respect to the Sale Restaurants and the Purchased Assets and real property taxes allocable to year 2005 and prior years shall be the sole responsibility of Seller. Taxes allocable to year 2006 shall be prorated between the parties on the Closing Date as of the Effective Date based upon the most recently available tax bills therefor and adjusted upon receipt of actual bills.
     (b) Rent and other charges payable under the Assigned Leases for the Seller Leased Premises shall be prorated between the parties on the Closing Date as of the Effective Date, regardless of the date of billing.
     (c) Bills for utilities, telephone service and other items not specifically provided for herein which relate to a period prior to or after the Effective Date, the amounts of which are unknown as of the Closing Date, will be prorated as of the Effective Date between Purchaser and Seller and paid outside of Closing when the invoices therefor are received. Seller shall use reasonable efforts to cause utilities to be transferred on the Effective Date.
     (d) Each party hereto shall be responsible for all other costs and expenses, including attorneys’ fees and other professional fees, incurred by it in connection with this matter or for deliveries required to be made by such party.
     (e) Seller shall receive credit on the closing statement delivered on the Closing Date for all prepaid expenses and security deposits on hand with any utility provider or landlord, and Seller shall assign all of its right, title and interest in and to any such prepaid expenses and security deposits to Purchaser at Closing. Notwithstanding the foregoing, in the event any such deposits are not assignable, Seller shall be entitled to a refund thereof and shall reimburse Purchaser for any credit therefor reflected on the closing statement.
     (f) Seller shall pay all fees and costs associated with Purchaser’s assumption of the Assumed Debt, including without limitation, transfer, assumption, application, legal, recording and filing fees (collectively, “Assumed Debt Transaction Fees”); provided, however, in the event of Closing, Seller shall receive credit for fifty percent (50%) of the Assumed Debt Transaction Fees. Assumed Debt Transaction Fees shall not include Seller’s attorney’s fees or any debt service payments.
     (g) Seller shall pay all costs to clear title to the Purchased Assets so that they are delivered unencumbered as provided for herein.

     (h) Seller shall pay all transfer, documentary and stamp taxes due upon recording the warranty deed for the Fee Owned Premises and any similar taxes due upon transfer of any of the other Purchased Assets and any recording costs or release fees related to delivery of title to the Purchased Assets as set forth herein.
     9. Representations and Warranties of Seller and Principals. To induce Purchaser to enter into this Agreement and consummate the transactions contemplated hereunder, each Seller and Principal hereby jointly and severally represent, warrant and covenant, as of the date hereof and as of the Effective Date, as follows:
     (a) Each of Memphis, LLC, Nashville, LLC, and Mississippi, LLC are limited liability companies duly organized, validly existing and in good standing under the laws of the states of their respective organization as first set forth above, and each has all requisite power and authority to enter into this Agreement and the other agreements contemplated hereby, and to perform its obligations hereunder and thereunder. Each Seller is duly qualified, registered and authorized to conduct business and own, operate and lease its properties as and in the places where first indicated above.
     (b) Seller has full right, title and authority to sell, transfer and assign, as applicable, the Purchased Assets;
     (b)(1) As of the Effective Date, there will be no liens, claims, charges, obligations or encumbrances whatsoever (including, without limitation, taxes) against the Purchased Assets, except for the Assumed Debt. Other than the lien under the Assumed Debt, Seller has good and marketable title to the Purchased Assets and they are fully operational and in good working condition as of the Effective Date and shall be fully operational and in good working condition as of Closing.
     (c) Each of this Agreement and all other documents executed or to be executed by Seller pursuant hereto constitutes, or when executed, shall constitute the valid obligation of Seller, legally binding upon it and enforceable against it in accordance with their terms.
     (d) The execution, delivery and performance of this Agreement and the agreements contemplated in this Agreement to which Seller is a party do not and shall not violate the provisions of (i) the articles of organization, operating agreements, articles of incorporation, bylaws or other constituent documents of any Seller; (ii) any mortgage, indenture, security agreement, contract, undertaking or other agreement to which Seller is a party or which is binding upon Seller or any of its property or assets; or (iii) any law, regulation, judgment or order which is binding upon Seller or any of its property or assets.
     (e) To Seller’s knowledge, Seller is not in breach of any contract or agreement regarding the Purchased Assets, the Sale Restaurants or the Premises and, to Seller’s knowledge, there is or as of the Effective Date shall be no basis for the assertion against Seller, the Purchased Assets, the Sale Restaurants or the Premises of any liens, claims, charges, encumbrances, liabilities, debts or obligations, whether due or to become due, including but not limited to liabilities or obligations on account of taxes or other governmental charges which could have an adverse affect or cause a lien upon the Purchased Assets, or materially diminish the rights acquired by Purchaser pursuant to this Agreement.
     (e)(1) Seller has filed, or shall have filed, all tax returns (including without limitation information returns and reports, and returns relating to income taxes, property taxes, personal property taxes and sales taxes) required of Seller in connection with the Sale Restaurants and shall have paid all taxes which have become due and payable in connection with the Sale Restaurants.
     (f) No consent or approval of any other party (including without limitation any lending institution or any governmental authority, bureau or agency) is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement or the agreements contemplated by this Agreement, other than consents or approvals which have been or will be obtained and delivered to Purchaser on or prior to the Effective Date.
     (g) There is no action, suit or proceeding pending or, to the knowledge of the Seller, threatened against or affecting any Seller, the Purchased Assets, the Sale Restaurants, or the Premises before any federal or state court or governmental department, commission, board, bureau, agency or instrumentality.
     (h) The Purchased Assets are the sole property of Seller, constitute all of the property needed to conduct the Business as currently conducted (including without limitation all equipment, utensils and other items required as of the Effective Date to operate the Sale Restaurants consistent with Seller’s past practices and System requirements) and, to the knowledge of Seller, are in normal operating condition, free from any material defects, damages or malfunction. Other than the Premises and as covered by any Assumed Contracts, none of the Purchased Assets are leased by Seller. If any of the Purchased Assets are subject to a manufacturer’s warranty or any service agreement, Seller shall assign such warranty or service agreement to Purchaser to the fullest extent permitted by the manufacturer or service provider. Any prepayment of such contracts shall be solely for the benefit of Purchaser.
     (i) Other than ordinary business licenses issued by applicable state and local licensing authorities (which Seller currently has in full force and effect), there are no licenses, permits or other governmental or regulatory authorizations needed to conduct the Business.
     (j) The financial statements (including balance sheets and profits and loss and gross revenue statements), for the Sale Restaurants that have been previously furnished by Seller to Purchaser, are true, correct and complete in all material respects. There are no modifications that should be made to these financial statements for them to be in conformity with generally accepted accounting principles and practices consistently applied for such periods.
     (j)(1) The sales tax returns of Seller for the Sale Restaurants that have been previously furnished by Seller to Purchaser, are true, correct and complete in all material respects. There are no modifications that should be made to these financial statements for them to be in conformity with generally accepted accounting principles and practices consistently applied for such periods.
     (k) To Sellers knowledge, there are no landlord disputes, material customer dissatisfaction, material supplier dissatisfaction, material equipment malfunction or defect or material and unfavorable employee relations relating specifically to the Sale Restaurants, which is likely to adversely affect the value of the Purchased Assets or the conduct of the Sale Restaurants as presently conducted.
     (l) To the knowledge of Seller, all utilities necessary for the conduct of business at the Premises are in normal working order and are reasonably adequate for the present needs of the Premises and the Sale Restaurants. To the knowledge of Seller, there are no facts or circumstances that will result in the termination of the present access from the Premises to utility services, or from the Premises to existing streets, highways and roads adjoining the Premises. Seller has no knowledge, or has not received notice, that any of the Premises are or will be subjected to or affected by (i) any special assessments, whether or not presently a lien thereon, or (ii) any condemnation, eminent domain or similar proceedings.
     (m) With respect specifically to the Sale Restaurants and subject to the following sentence, to the knowledge of Seller, Seller is and has been at all times in the past, in material compliance with all laws, rules, ordinances, governmental regulations and orders of all governmental authorities and/or jurisdictions (collectively “Applicable Laws”) applicable to the operation of the Sale Restaurants at the Premises, including without limitation Applicable Laws relating to zoning, building, public health and access, plumbing, electrical, fire, occupational safety, pollution, environmental protection, and waste disposal matters. Seller has not received any OSHA, Health Department or other governmental citation with respect to the Premises, the Sale Restaurants and/or the Purchased Assets which has not been cured. To Seller’s knowledge there are no hazardous substances or hazardous materials in, on or about the Premises other than cleaning solvents and office supplies maintained in small amounts and used in the ordinary course of operation of the Sale Restaurants in compliance with Applicable Laws.
     (n) Seller has not employed any investment banker, broker, agent or finder or incurred any liability for any investment banking fees, brokerage fees, agent’s commissions or finder’s fees concerning the transactions contemplated hereby.
     (o) No representation or warranty by Seller contained in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of Seller pursuant to this Agreement, nor any document or certificate delivered to Purchaser pursuant to this Agreement, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained therein not misleading.
     (p) Other than with respect to the Assigned Leases and Assumed Contracts described in the Schedules hereof, Seller is not a party to (in its own name or as successor in interest), or bound by, any written or oral (i) lease or sublease with respect to any personal property as lessor, lessee, sublessor or sublessee which could be binding upon or deemed assumed by Purchaser after the Closing Date; (ii) contract or commitment involving an obligation of Seller of more than Five Hundred Dollars ($500.00) during any twelve (12) month period which could be binding upon or deemed assumed by Purchaser after the Closing Date; (iii) contract or commitment under which Seller has assumed, guaranteed, endorsed or otherwise become liable in connection with the obligation of any person, firm or corporation which could be binding upon or deemed assumed by Purchaser after the Closing Date; (iv) barter or other trade or exchange arrangement which could be binding upon or deemed assumed by Purchaser after the Closing Date; (v) contract or other arrangement or understanding not included above which (1) was not made in the ordinary course of the business of Seller; or (2) is material to the operation of the Sale Restaurants; (vi) contract with any labor union which could be binding upon or deemed assumed by Purchaser after the Closing Date; (vii) any contract directly relating to the Purchased Assets other than the Assumed Contracts; (viii) any contract or commitment involving any profit sharing, pension, bonus percentage compensation, stock option or warrants, sick pay, vacation pay, severance pay, heath care or other fringe benefit arrangement which will be binding upon or assumed by

Purchaser after the Closing Date in connection with the acquisition of the Purchased Assets; or (ix) any loan or financing arrangement encumbering the Purchased Assets which encumbrance will not be released on or before the Closing Date.
     (q) Seller shall, from time to time after the Closing Date, upon the reasonable request of Purchaser, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further documents as may be required to confirm (i) the title of the Purchased Assets sold, transferred and assigned to Purchaser; and (ii) the possession by Purchaser of the property purchased by it pursuant hereto.
     (r) Schedule 9(r) hereof is a list of all employees (part-time and full-time) of Seller, together with the rate of compensation, bonuses historically paid and currently payable to each employee, and dates of employment. Except as set forth on Schedule 9(r), Seller has made no promise or commitment, whether oral or in writing, to increase any employee’s compensation or grant any bonus to any employee, all of which shall be satisfied on or before the Closing Date. Except as set forth on Schedule 9(r), no fringe benefits, paid vacation or other such benefits are due any such employees from Seller, all of which shall be satisfied on or before the Closing Date.
     (s) Seller shall obtain and deliver to Purchaser tax clearance certificates from each state wherein the Premises are located for delivery at the Closing.
     (t) Seller has all material permits, licenses, orders, consents and approvals of federal, state, local or foreign governmental or regulatory bodies that are required in order to permit Seller to operate the Sale Restaurants as currently operated and Seller has not received any notice threatening suspension or cancellation of any of them, and no cause exists for such suspension or cancellation.
     (u) With respect to the Sale Restaurants, Seller has not entered into any agreement that remains effective with any party and it is not currently negotiating with any other party for the sale of the Sale Restaurants. Unless this Agreement shall have been terminated, Seller will not enter into negotiations with any other party for the sale of the Sale Restaurants until after the Closing Date, and only if the Closing fails to occur by said date.
     (v) Seller has not entered into any billboard leases for billboards on any of the Premises. Seller is not in default of any of the Assumed Contracts nor would Seller be in default solely with the passage of time or giving of notice and to the best of Seller’s knowledge, the other parties to the Assumed Contracts are not in default thereunder and would not be in default with the passage of time or giving of notice.
     (w) To the Seller’s knowledge, no portion of the Premises is located within any “Special Flood Hazard Area” designated by the United States Department of Housing and Urban Development, or in any areas similarly designated by any agency or any other governmental authority.
     (x) Seller has heretofore delivered true and correct copies of the Assigned Leases and all amendments thereto to Purchaser. The Assigned Leases are accurately described on Schedule 4(b) hereof, and Seller shall not make any amendment or modification of any of the Assigned Leases without Purchaser’s prior written consent.

All of the representations, warranties and covenants of Seller set forth herein shall survive the Closing hereunder except as expressly set forth in Section 12 below.
     10. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows:
     (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.
     (b) Purchaser has full right, title and authority to enter into this Agreement and to consummate the transactions contemplated hereby.
     (c) This Agreement and the agreements contemplated hereby to which Purchaser is a party constitute, or when executed, shall constitute the valid obligation of Purchaser legally binding upon it and enforceable against it in accordance with their respective terms.
     (d) The execution, delivery and performance of this Agreement and the agreements contemplated in this Agreement do not and shall not violate the provisions of (i) the articles of incorporation, bylaws or other constituent documents of Purchaser; (ii) any mortgage, indenture, security agreement, contract, undertaking or other agreement to which Purchaser is a party or which is binding upon Purchaser; or (iii) any law, regulation, judgment or order which is binding upon Purchaser.
     (e) No consent or approval of any other party (including without limitation any governmental authority, bureau or agency) other than Purchaser’s lending institution and the lender of the Assumed Debt, is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement or the agreements contemplated by this Agreement.
All of the representations, warranties and covenants of Purchaser set forth herein shall survive the Closing hereunder.
     11. Compliance with the Bulk Transfer Provisions of the Uniform Commercial Code. Seller and Purchaser hereby acknowledge and agree that, to expedite the closing of the transactions pursuant to this Agreement, neither party shall be under an obligation to comply with any applicable “Bulk Transfer” provisions of the Uniform Commercial Code as adopted in Tennessee, Arkansas or Mississippi, if such Bulk Transfer provisions exist and are applicable. Seller shall pay all of its accounts payable in accordance with the terms hereof; and Seller and Principal shall indemnify and hold harmless Purchaser, upon demand, from and against any and all liability incurred by Purchaser by reason of Seller’s failure to pay any accounts payable or by reason of the failure to comply with the requirements of such Bulk Transfer provisions.
     12. Indemnification by Seller. Seller and Principals shall jointly and severally indemnify, defend and hold harmless Purchaser, on demand, from and against any and all loss, liability, damage or deficiency (including interest, penalties, costs, expenses and reasonable attorneys’ fees) arising out of or due to:
(a)	a breach of, or inaccuracy in, any representation, warranty or covenant made by Seller, or Principal, and contained in this Agreement or any other document executed pursuant hereto;

(b)	any and all taxes (local, State or Federal) owed by Seller relative to the Purchased Assets for any period prior to the Effective Date.

(c)	any liability, debt, obligation, account payable, contract or agreement of Seller not expressly assumed by Purchaser, or if assumed by Purchaser, which arises or is allocable to a period prior to the Effective Date;

(d)	any and all demands made by claimants, customers, governmental agencies or employees of Seller against Seller or Purchaser relating to periods prior to the Effective Date, including any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses.
The obligation to indemnify contained in this Section 12 shall survive Closing; provided, however, Seller and Principals will have liability (for indemnification or otherwise) with respect to any breach of a representation or warranty set forth in the following subsections of Section 9, to wit: (b)(1), (e), (g), (h), (i), (j), (k), (l), (s), (t), (u), and (v) only if, on or before the second anniversary of the Effective Date, Purchaser notifies Seller or Principals of a claim in accordance with Section 14 below.
     13. Indemnification by Purchaser. Purchaser shall indemnify, defend and hold harmless Seller from and against any and all loss, liability, damage or deficiency (including interest, penalties, costs, expenses and reasonable attorneys’ fees) arising out of or due to:
(a)	a breach of, or inaccuracy in, any representation, warranty or covenant made by Purchaser and contained in this Agreement or any other document executed pursuant hereto;

(b)	any material misrepresentation made by Purchaser in any other document delivered to Seller;

(c)	any and all demands made by claimants or employees of Purchaser against Seller or Purchaser first arising and relating to periods after the Closing Date, including any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses.
The obligation to indemnify contained in this Section 13 shall survive Closing.
     14. Claims for Indemnification. Whenever any claim shall arise for indemnification under Sections 12 or 13, the following provisions shall apply:
     (a) The indemnitee shall promptly notify the indemnitor of the claim and, when known, the facts constituting the basis for such claim. Such notice shall be accompanied by any evidence of such claim in the indemnitee’s possession or a description of the basis for such claim if such evidence is unavailable.
     (b) In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceeding by a person who is not a party to this Agreement (“Third Party Claim”), such notice shall also specify, if known, the amount or an estimate of the amount of the liability arising therefrom. With respect to any Third Party Claim, an indemnitee shall not settle or compromise or enter into any binding agreement to settle or compromise, or consent to entry of any judgment arising from, any such claim, except in accordance with subsections (c) and (d) hereof.
     (c) The indemnitor shall undertake the defense of any Third Party Claim by representatives of its own choosing reasonably satisfactory to the indemnitee. The indemnitee shall have the right to participate in any such defense of a Third Party Claim with advisory counsel of its own choosing at its own expense.
     (d) In the event the indemnitor, within a reasonable time after notice of any such Third Party Claim, fails to defend, the indemnitee or any subsidiary or affiliate thereof shall have the right to undertake the defense, compromise or settlement of such Third Party Claim on behalf of or for the account of the indemnitor, at the expense and risk of the indemnitor.
     (e) An indemnitor shall not, without the written consent of the indemnitee, settle or compromise any such Third Party Claim or consent to entry of any judgment that does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the indemnitee an unconditional release from all liability with respect to such Third Party Claim.
     (f) Notwithstanding the foregoing process for asserting Third Party Claims, if Purchaser is required to make payment to any third party in respect of an indemnification obligation of Seller or Principal indemnitor, Purchaser may offset such amount against the Holdback.
     15. Pre-Closing Covenants. (a) Seller agrees that through the Closing Date, except as otherwise contemplated by this Agreement or as permitted by the prior written consent of Purchaser, Seller shall use commercially reasonable efforts to:
(i)	Conduct of Business. Conduct its business and operations of the Sale Restaurants and Premises only in the ordinary course, including, without limitation, maintaining the Inventory and cash tills at reasonable levels and in compliance with Popeyes operating standards;

(ii)	Obligations. Perform its obligations under all agreements, contracts and instruments relating to or affecting the Sale Restaurants, Purchased Assets and the Premises and shall comply with all Applicable Laws;

(iii)	Other Agreements. Not enter into or assume any new agreement, contract or commitment disposing of or altering any of the Purchased Assets or the ability of Seller to convey same;

(iv)	Maintain Property. Maintain, at its sole expense, all of the Purchased Assets in as good repair, condition and working order, reasonable or ordinary wear and use and damage by fire or unavoidable casualty excepted. In the event of any fire or casualty, then at the option of Purchaser, in its sole discretion: (i) this Agreement shall terminate whereupon no party hereto shall have any further rights, liabilities or obligations hereunder, or (ii) this Agreement shall remain in full force and effect, and Seller, at the time of the Closing Date, shall transfer and assign to Purchaser all of Seller’s right, title and interest in and to the insurance proceeds received or to be received by reason of such damage or destruction, said option to be exercised by Purchaser by delivering to Seller written notice of such exercise on or before the thirtieth (30th) day following the date on which

Purchaser receives from Seller written notice of such damage or destruction and the amount of insurance proceeds available therefor. If Purchaser fails to exercise said option within said thirty (30) day period, then Seller shall notice Purchaser of its failure and if Purchaser fails to exercise one of the above-options within ten (10) days of receipt of the second notice, then Purchaser shall be deemed to have elected under clause (ii) above;
(v)	Litigation, Etc. Promptly notify Purchaser in writing of any judgments, orders or decrees entered or any suits, actions, claims, or administrative proceedings instituted, threatened or asserted against Seller with respect to the Sale Restaurants, the Purchased Assets or the Premises after the date of this Agreement and before the Effective Date. Purchaser shall have the right to terminate this Agreement at any time up to the Effective Date if it deems that such matter adversely affects the value of the Purchased Assets;

(vi)	Notice of Changes. Promptly advise Purchaser in writing of any adverse change in the financial condition, operation, business, properties or prospects of Seller relative to the Purchased Assets, the Premises or the Sale Restaurants;

(vii)	Cooperation. Cooperate with Purchaser in securing all necessary licenses, approvals, consents and estoppel letters required by this Agreement or as may be reasonably requested by Purchaser; and

(viii)	Miscellaneous. Maintain and keep in full force and effect all insurance currently maintained by Seller with respect to the Sale Restaurants and the Premises. In addition, Seller shall not (1) sell, mortgage, pledge, lease or transfer or otherwise dispose of any of the Purchased Assets other than in the ordinary course of business or in connection with Seller’s grant of liens in favor of the Agent, for which liens Seller shall be delivered releases for filing on or before the Effective Date or (2) enter into any other contract or agreement with respect to the Sale Restaurants other than in the ordinary course of business.
     (b) Employees. All employees of Seller who work at the Sale Restaurants shall be terminated by Seller effective as of the close of business on the Closing Date. Purchaser may, but shall not be obligated to, discuss offers of employment with employees of Seller prior to the Closing Date and shall have the right to hire or offer employment to such employees of Seller.
     16. Conditions Precedent to Obligations of Purchaser. The following shall constitute conditions precedent to Purchaser’s obligations to consummate the transactions contemplated herein, and the failure of any such condition shall give Purchaser the option of waiving said conditions by proceeding with Closing or of terminating this Agreement:
     (a) Representations and Warranties. The representations and warranties of Seller contained herein shall be true and correct as of the Closing Date; Seller shall have complied with, performed or satisfied all agreements, covenants and conditions required by this Agreement and the Seller Franchise Agreements that are to be complied with, performed or satisfied by Seller; and, Seller shall have delivered to Purchaser a certificate to such effect (the “Bringdown Certificate”);
     (b) Consents. Purchaser shall have received written consents to the transfer or assignment to Purchaser of (i) the Purchased Assets and (ii) all agreements, licenses and other material contracts to be assumed by Purchaser hereunder, including without limitation the Lease Assignments and Assumed Contracts, where the consent of any other party to any such contract may, in the opinion of Purchaser’s counsel, be required for such assignment or;
     (c) Non-Disturbance Agreements. Purchaser shall have received non-disturbance agreements from any lenders who liens in the Seller Owned Premises or the Seller Leased Premises in substantially the form attached hereto and made a part hereof as Exhibit F, or alternatively, such lenders shall have delivered or committed to deliver releases of such liens;
     (d) Actions. No action, suit or proceeding shall have been instituted before a court or governmental body, or instituted or threatened by any court or governmental body, to restrain or prevent the carrying out of the transactions contemplated hereby, which shall not have been disposed of to the reasonable satisfaction of Purchaser;
     (e) Operations. The Sale Restaurants shall be open and operating at Closing in accordance with the Popeyes’ operating manual;
     (f) Documents. Seller shall have executed and Purchaser shall have received the applicable documents specified in Section 18 of this Agreement;
     (g) No Material Adverse Change. There shall not have occurred any material adverse change or loss with respect to the Sale Restaurants or Purchased Assets; and
     (h) Performance. Seller shall have performed all covenants and obligations required to be performed by it under this Agreement on or prior to the Closing Date.
     17. Conditions Precedent to Obligations of Seller. The following shall constitute conditions precedent to Seller’s obligations to consummate the transactions contemplated herein, and the failure of any such condition shall give Seller the option of terminating this Agreement (which shall result in termination of this Agreement in full):
     (a) Representations and Warranties. The representations and warranties of Purchaser contained herein shall be true and correct as of the Closing Date; Purchaser shall have complied with, performed or satisfied all agreements, covenants and conditions required by this Agreement;
     (b) Actions. No action, suit or proceeding shall have been instituted before a court or governmental body, or instituted or threatened by any governmental agency or body, to restrain or prevent the carrying out of the transactions contemplated hereby, which shall not have been disposed of to the reasonable satisfaction of Seller; and
     (c) Payment/No Default. Purchaser shall pay the Purchase Price to Seller as of the Closing Date.
     18. Documents Delivered at Closing. The following documents shall be delivered at Closing (the “Closing Documents”):
(a)	A bill of sale in the form of Exhibit G hereof;

(b)	Warranty deed, quitclaim deed containing the legal description of any new survey obtained by Purchaser, seller’s affidavit, indemnity, tax and “gap” affidavits, pay-

off letters and releases, and other documents customary to transfer title to real Fee Owned Premises and necessary for Purchaser to receive unencumbered title to the Fee Owned Premises and a title insurance policy therefor without exceptions other than the Permitted Liens;
(c)	The Assigned Leases and Lease Assignments;

(d)	The Seller Franchise Termination Agreements;

(e)	The Development Agreement Amendment;

(f)	The Inventory Acknowledgment (or within seven (7) days of the Effective Date);

(g)	The Bringdown Certificate;

(h)	Such other documents as shall be reasonably necessary to evidence the authority of Purchaser and Seller to act in accordance with the terms and conditions set forth in this Agreement and to consummate the transactions contemplated hereby;

(i)	The closing statement reflecting the Purchase Price, prorations and disbursements made to effect the sale contemplated hereby;

(j)	The Assignment of Contracts;

(k)	The Seller Owned Premises Leases;

(l)	All consents and other documents necessary or required by the lenders to effect the assumption and transfer of the Assumed Debt; and

(m)	Certificates of good standing and existence of each Seller, which shall be issued not more than thirty (30) days prior to the Closing Date by the relevant Secretary of State, certificates of incumbency acceptable to Seller and other customary authority documents reasonably required by Purchaser to authenticate signatures and consents.
     19. Benefit. This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller, and their respective administrators, executors, assigns and successors; provided, however, Purchaser’s interest herein shall not be assignable and any attempt to assign, transfer, convey or encumber Purchaser’s interest herein shall be void ab initio. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any contract or permit if an attempted assignment thereof, without the consent of a third party, would constitute a breach thereof or in any way affect the respective rights of Purchaser or Seller thereunder. If such consent is not obtained, or if an attempted assignment would be ineffective or would affect the rights thereunder so that Purchaser would not receive all such rights under such contract, Seller will cooperate at Seller’s sole expense, with Purchaser to provide to Purchaser the benefits under any such contract including, without limitation, enforcement for the benefit of Purchaser and at Seller’s sole cost and expense, of any and all rights of Seller against a third party, arising out of the breach or cancellation by such third party or otherwise; and any transfer or assignment to Purchaser of any property or property rights or any contract that shall require the consent or approval of any third party shall be made subject to such consent or approval being obtained. Nothing contained in this Section 19 shall be deemed to diminish Purchaser’s right to refuse to close under this Agreement in the event any of the conditions precedent set forth in Section are not satisfied.
     20. Notices. Any notice required or permitted herein shall be deemed received upon receipt (or upon being marked shown as rejected or undeliverable) if personally delivered, mailed by certified U.S. mail return receipt requested, or sent by nationally recognized overnight courier providing a receipt for delivery, with adequate postage thereon to the address of the parties as stated below:
     In the case of Purchaser:
AFC Enterprises, Inc. d/b/a Popeyes Chicken & Biscuits
5555 Glenridge Connector, Suite 300
Atlanta, GA 30342
Attn: Vice President, Development
     with concurrent copy to:
AFC Enterprises, Inc. d/b/a Popeyes Chicken & Biscuits
5555 Glenridge Connector, Suite 300
Atlanta, GA 30342
Attn: General Counsel
     In the case of any Seller:
Shelton Development Company
3600 Jackson Street, Suite 104
Alexandria, LA 71303
ATTN: Michael A. Shelton, Managing Member
     In the case of either Principal:
6505 Taylor Oaks
Alexandria, LA 71301-2775
Tel. (318) 448-4304
     with concurrent copy to:
Dudley B. Bridgforth, Jr., Esq.
Bridforth & Buntin
1607 Main Street
Southhaven, MS 38671
Either party hereto may change the address to which notices are to be sent by giving written notice of such change to the other party.
     21. Governing Law. This Agreement and all rights, obligations and liabilities arising hereunder shall be construed and governed by the substantive law of the State of Georgia, without giving effect to the principles of conflicts of law thereof. The parties hereby agree that the proper venue for any court proceedings arising hereunder shall be in Fulton County,

Georgia and the parties hereby submit and irrevocably consent to the jurisdiction of any court in said County for any action, suit or proceeding arising hereunder. The parties also submit and irrevocably consent to the non-exclusive jurisdiction of the competent Federal Courts of the United States of America, with venue laid solely in the Northern District of Georgia. The parties hereto irrevocably waive any claim that any such suit, action or proceeding brought in any of the aforesaid forums had been brought in an incorrect form.
     22. Construction. In the event any parts of this Agreement are found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void parts were deleted. The parties have mutually participated in the preparation of this Agreement and no interpretation hereof shall be based upon a party’s responsibility for drafting this Agreement.
     23. Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute but a single document. Execution hereof may also be made by facsimile transmission with confirmation of receipt.
     24. Schedules and Exhibits; Entire Agreement. All Schedules and Exhibits referenced herein are attached hereto and incorporated herein. This Agreement, together with the written agreements executed contemporaneously herewith or as contemplated hereby, contain the entire Agreement of the parties hereto, and no representations, warranties, covenants or agreements not embodied or incorporated herein or therein, oral or otherwise, shall be of any force of effect.
     25. Headings. The headings or titles of the paragraphs of this Agreement are for convenience only, are not a part of this Agreement and shall not be used as an aid in the construction of any provision hereof.
     26. Waiver. A waiver of any breach hereunder by any party hereto shall not constitute a waiver by such party of any other breach or a waiver by such party of the same breach on any other occasion; and, to be effective, any waiver hereunder must be in writing.
     27. Further Assurances. Each party agrees that, upon request of the other, it shall from time to time execute and deliver to such other party all instruments and documents of further assurance or otherwise and shall do any and all acts and things as may be reasonably required to carry out the obligations of the parties hereunder and to consummate the transactions provided for and contemplated hereby.
     28. Confidentiality / Public Statements / Other Negotiations.
     (a) Seller and the Principals acknowledge that in connection with their association with the business of Seller, they have confidential information pertaining to the business and the Purchased Assets, including the terms and very existence of this Agreement (collectively, the “Confidential Information”). In consideration of this Agreement, Seller and the Principals covenant and agree jointly and severally that: (i) neither they nor their affiliates will disclose, directly or indirectly, to any person or entity any Confidential Information, except (A) to Purchaser and its attorneys, accountants or other representatives, (B) as may be necessary or appropriate in the ordinary course of performing duties for Seller or Purchaser, (D) to Seller’s lenders and their counsel as necessary to effect the assumption by Purchaser of the Assumed Debt, or (D) otherwise with the express prior written consent of Purchaser, and (ii) they and their affiliates will deliver to Purchaser promptly at any time that Purchaser may so request, all memoranda, notes, records (including electronic data records), reports and other documents (and all copies thereof) relating to the Confidential Information which they may then possess or have within their control. Confidential Information does not include (w) information which is then or later becomes generally available to the public, (x) such information which has been or is later disclosed by Purchaser to an unrelated third party on a non-confidential basis and (y) information which Seller or the Principals are obliged by applicable law to disclose, when supported by the written opinion of counsel to the effect that disclosure is required by law and then only with as much prior written notice to the Purchaser as is practical under the circumstances and only to the extent to which such counsel advises is legally required. Information does not lose its confidential status merely because it was known by other persons or entities.
     (b) Each party agrees to consult with the other prior to any public announcement relating to the transactions contemplated herein and the parties will mutually approve the timing, content and dissemination of any public announcement except in situations in which disclosures are required by applicable law.
     (c) In the event of a violation or threatened violation of the covenants contained in this Section 28, in addition to any other remedy available at law or in equity, the injured party shall have (i) the right and remedy of specific enforcement, including injunctive relief, it being acknowledged and agreed that any such violation or threatened violation will cause irreparable injury and that monetary damages will not provide an adequate remedy, and (ii) costs and expenses incurred in pursuing rights under this Section 28, including reasonable attorneys’ fees and other litigation expenses as incurred. Seller and each of the Principals hereby confer jurisdiction to enforce the covenants contained in this Section 28 upon the federal courts of any jurisdiction within the United States in which it, he or she is committing an act or acts alleged to be in violation of the provisions of this Section.
[Remainder of Page Intentionally Blank. Signature Page Follows]

     IN WITNESS WHEREOF, each of Seller, Principals and Purchaser have executed or caused this Agreement to be executed and delivered by its duly authorized officers and members, all as of the day and year first above written.

SELLER:

SHELTON DEVELOPMENT CO — MEMPHIS, LLC

By:	/s/ Michael A. Shelton
Its Member

SHELTON DEVELOPMENT COMPANY — NASHVILLE, LLC

By:	/s/ Michael A. Shelton
Its Member

SHELTON DEVELOPMENT COMPANY — MISSISSIPPI, LLC

By:	/s/ Michael A. Shelton
Its Member

PRINCIPALS :

/s/ Michael A. Shelton	(SEAL)
MICHAEL A. SHELTON

/s/ Melissa Kay Shelton	(SEAL)
MELISSA KAY SHELTON
[Signatures Continued On Following Page]

PURCHASER :

AFC ENTERPRISES, INC.

By:	/s/ Kenneth L. Keymer
Its: Chief Executive Officer

EXHIBIT AND SCHEDULE LIST
Exhibit A - Premises
Exhibit B - Seller Owned Premises Lease Form
Exhibit C - Lease Assignment
Exhibit D - Assignment of Contracts
Exhibit E - Inventory Acknowledgment
Exhibit F - Form of Non-Disturbance Agreement
Exhibit G - Bill of Sale
Schedule 1(ii) - Assumed Contracts
Schedule 1(iv) - Licenses and Permits
Schedule 1(viii) - Prepaid Deposits
Schedule 2(c) - Purchase Price Allocation
Schedule 4(b) - Description of Assigned Leases
Schedule 5 - Assumed Debt
Schedule 7 - Seller Due Diligence Deliveries
Schedule 9(r) - Employee List and Compensation